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                                                                    Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this registration statement of Elscint Limited on Form S-8 (relating to the registration of shares to be used under the Elscint Limited 2001 Incentive Plan to Employees and Officers and the Elscint Limited 2003 Incentive Plan to Employees and Officers) of our report dated April 1, 2004 relating to the consolidated financial statements of Elscint Limited and subsidiaries for the year ended December 31, 2003, which are included in Elscint Limited Annual Report on Form 20-F filed June 30, 2004.


/s/ Brightman Almagor & Co.
Brightman Almagor & Co.
Certified Public Accountants

A member of Deloitte Touche Tohmatsu


Tel-Aviv, Israel
July 19, 2004